----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   3|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0104|
                                                                                                        |Expires: September 30,1998|
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                       |
|Rogers               Steven         A.  |  Requiring Statement  |                                                                 |
|                                        |  (Month/Day/Year)     |    DOMINION RESOURCES, INC.                                     |
|                                        |                       |                                                              (D)|
|                                        |                       |                                                                 |
|----------------------------------------|                       |-----------------------------------------------------------------|
|      (Last)             (First)    (MI)|      06/01/2000       |5.Relationship of Reporting Person to  |6.If Amendment, Date of  |
|                                        |                       |  Issuer (Check all Applicable)        |  Original (Mon/Day/Year)|
|  120 Tredegar Street                   |                       |                                       |                         |
|                                        |-----------------------|   Director             10% Owner      |                         |
|                                        |3.IRS or Soc. Sec. No. |---                  ---               |-------------------------|
|----------------------------------------|  of Reporting Person  |                                       |7.Individual or Joint/   |
|      (Street)                          |  (Voluntary)          | X Officer              Other          |  Group Filing           |
|                                        |                       |---(give title below)---(Specify below)|  (Check Applicable Line)|
|                                        |                       |                                       | X  Form filed by One    |
|Richmond                VA    23219     |                       |    Vice President and Controller      |--- Reporting Person     |
|                                        |                       |    (Principal Accounting Officer)     |    Form filed by More   |
|                                        |                       |                                       |--- than Reporting Person|
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Beneficially Owned                              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial           |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                    |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                          |
|                                          |                             |  or Indirect |                                          |
|                                          |                             |  (I)(Instr.5)|                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|   Common Stock                           |           201               |   D   (01)   |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|   Common Stock                           |           327               |   I          |   Trustee of Employ. Savings Pln         |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1473 (7-96)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 3 (continued)          TABLE II - Derivative Securities Beneficially Owned
                                       (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of         |2.Date Exercisable and       |3.Title and Amount of Underlying      |4.Conversion or    |5.   |6.Nature of    |
|  Derivative       |  Expiration Date            |  Derivative Security (Instr. 4)      |  Exercise Price   |Own. |  Indirect     |
|  Security         |  (Month/Day/Year)           |                                      |  of Derivative    |Form |  Beneficial   |
|  (Instr. 4)       |                             |                                      |  Security         |of   |  Ownership    |
|                   |                             |                                      |                   |Deri.|  (Instr. 5)   |
|                   |                             |                                      |                   |Sec. |               |
|                   |                             |                                      |                   |Dir. |               |
|                   |                             |                                      |                   |(D)  |               |
|                   |-----------------------------|--------------------------------------|                   |or   |               |
|                   |Date          |Expiration    |                   |Amount or Number  |                   |Ind. |               |
|                   |Exercisable   |Date          |      Title        |of Shares         |                   |(I)  |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|Stock Option       |  01/01/2000  |  05/17/2009  |Common Stock       |     10,000       |  $41.2500         |  D  |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |  06/01/2000  |  06/01/2010  |Common Stock       |     26,833       |  $45.7500         |  D  |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
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Explanation of Responses:
      (01)  This report is being filed after the due date because management did not realize at the time of Mr. Rogers' election tha
            t his position as Dominion Resources'   Controller and Principal Accounting Officer was an "Executive Officer" position
            for purposes of Section 16 of the 1934 Securities Exchange Act.  Management     discovered its oversight during a recent
             review of the Act.  Since his election, Mr. Rogers has not had any non-exempt transactions in Dominion Resources Common
            Stock.






**Intentional misstatements or omissions of facts constitute Federal                    /s/Steven A. Rogers              09/22/2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1473 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.

                          Rogers, Steven A.                        DOMINION RESOURCES, INC.                06/01/2000 PAGE:  2 OF  2